Exhibit 10.4

SPECIAL RETENTION BONUS AGREEMENT

THIS SPECIAL RETENTION BONUS AGREEMENT (this “Agreement”) is entered into as of August 31, 2018 between Petco Animal Supplies, Inc., a Delaware corporation (the “Company”) and John Zavada (the “Employee”).

WHEREAS, the Employee is a key executive and is critical to the future success of the Company; and

WHEREAS, the Company wishes to incentivize the Employee to remain with the Company in order to help drive the success of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Cash Retention Bonuses. The Employee shall be eligible to receive cash retention bonuses in the aggregate amount $1,500,000 (collectively, the “Bonus”). Subject to the Employee’s continued employment through September 30, 2019, the Company shall pay the Employee one-third of the Bonus (i.e., $500,000) on the first payroll date following such date. In addition, subject to the Employee's continued employment through March 31, 2021, the Company shall pay the Employee two-thirds of the Bonus (i.e., $1,000,000) on the first payroll date following such date. Notwithstanding the foregoing, (a) if a Change in Control occurs prior to payment of the entire Bonus and the Employee remains employed by the Company through the date of such Change in Control, any unpaid portion of the Bonus shall be paid to him promptly following such Change in Control (and in no event later than March 15 of the year following the year in which the Change in Control occurs), or (b) if the Employee’s employment is terminated by the Company without Cause prior to the payment of the full amount of the Bonus, then a Pro Rata Bonus shall be paid to the Employee promptly following his execution and nonrevocation of a severance agreement and general release of claims presented by the Company (which such release of claims must be executed and returned by the Employee within 30 days following his termination date). For purposes of this Agreement, (i) “Cause” means (A) the Employee’s material breach of any agreement with the Company, which breach is not cured within thirty (30) days of receipt by the Employee of written notice from the Company specifying the breach; (B) the willful failure or refusal by the Employee to substantially perform his duties that has not been remedied within thirty (30) business days after written demand for substantial performance has been delivered to the Employee; (C) the conviction of the Employee of, or the entering of a plea of nolo contendere by the Employee with respect to, a felony or a misdemeanor involving moral turpitude; or (D) the Employee’s inability or failure to competently perform his duties in any material respect due to the use of drugs or alcohol; (ii) “Change in Control” has the meaning specified in the Common Series C Unit Agreement between the Employee and Scooby LP (the “Award Agreement”); and (iii) “Pro Rata Bonus” means (A) the product of the Bonus and a fraction, the numerator of which is the number of days from the date of this Agreement through the date of termination and the denominator of which is the number of days from the date of this Agreement through March 31, 2021, less (B) any portion of the Bonus previously paid (but in no event with the Pro Rata Bonus be a negative number). For the avoidance of doubt, no further payments of the Bonus shall be made if the Employee’s employment with the Company terminates for any reason prior to a vesting date or a Change in Control, as applicable, except as specifically provided in this Section 1.

2.Guaranteed Bonus for Current Fiscal Year. The annual cash bonus payable to the Employee for the Company’s fiscal year ending in January 2019 shall be no less than $168,750 (which is 75% of the Employee’s target bonus for the fiscal year) (the “Guaranteed Bonus”), regardless of performance. The Guaranteed Bonus will be paid at the same time as executive bonuses are paid generally for such fiscal year, and otherwise shall be subject to the continued employment and other terms and conditions to receive such annual bonuses. For the avoidance of doubt, the actual annual bonus for such fiscal year may exceed the Guaranteed Bonus based on actual performance relative to the applicable performance goals.

3.IRS Golden Parachute Rules. Notwithstanding any provision of this Agreement to the contrary, if the Bonus is payable in connection with a Change in Control and such Bonus, when combined with all other payments that may be received by the Employee that are treated as having been made in connection with such Change in Control, equals or exceeds three times the Employee’s base amount (as such term is defined by Section 280G(b)(3) of the Internal Revenue Code), such payments will be subject to a shareholder vote meeting the requirements of Section 280G(b)(5) of the Internal Revenue Code.

4.Short-Term Deferral Rule. The payments hereunder are intended to be exempt from coverage under Section 409A of the Internal Revenue Code pursuant to the “short-term deferral rule”, and the Agreement shall be interpreted and applied accordingly.

5.Withholding. All payments hereunder are subject to all tax and other legally-required withholdings.

6.Entire Agreement/Amendment. This Agreement supersedes any prior verbal or written agreement with respect to the subject matter hereof. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Employee.

7.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

8.Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

9.Assignment; Third Party Beneficiary. This Agreement may not be assigned by any party hereto without the written consent of the other party hereto. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the patties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

10.Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

11.Counterparts; Facsimiles. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile and electronic PDF transmission of any signed original counterpart transmission shall be deemed the same as the delivery of an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Special Retention Bonus Agreement to be duly executed and delivered as of the date first written above.

PETCO ANIMAL SUPPLIES, INC.

By:	/s/ Ronald Coughlin
Name:	Ronald Coughlin
Its:	CEO

EMPLOYEE:
/s/ John Zavada

John Zavada